Exhibit 6.21

OMNIBUS AMENDMENT #2 TO BRIDGE LOAN DOCUMENTS

This Omnibus Amendment #2 (the “Amendment #2”) is entered into as of September 2, 2025, by and among Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Solyco CAC LLC, a Michigan limited liability company (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Subscription Agreement, Convertible Note, and Warrant Agreement, each dated August 2, 2024, and that certain Amended and Restated Warrant Agreement dated January 21, 2025, together with all related documents (collectively, as amended by Omnibus Amendment to Bridge Loan Documents dated July 22, 2025, the “Transaction Documents”);

WHEREAS, the parties desire to amend the Transaction Documents as set forth herein.

AMENDMENT

1.	Maturity Date.

Effective May 1, 2025, the Maturity Date (as defined in the Transaction Documents) is extended to December 31, 2025.

2.	Conforming Changes.

The Transaction Documents are hereby amended to make all conforming changes necessary to give effect to the amendments set forth above.

3.	No Other Amendments.

Except as expressly amended hereby, all terms and conditions of the Transaction Documents remain in full force and effect.

4.	Counterparts.

This Amendment #2 may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

1

IN WITNESS WHEREOF, the parties have executed this Amendment #2 as of the date first written above.

Alternative Ballistics Corporation,
a Nevada corporation

By:	/s/ Steven Luna
Steven Luna
Its:	Chief Executive Officer

Solyco CAC LLC,
a Michigan limited liability company

By:	/s/ John Garcia
John Garcia
Its:	Managing Director

2